SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 6, 2009
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (714) 667-8252
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities
     On November 6, 2009, Grubb & Ellis Company (the “Company”) issued a press release disclosing that it had completed its $90 million offering (the “Offering”) of 900,000 shares of a new issuance of a 12% cumulative participating perpetual convertible preferred stock of the Company (the “Preferred Stock”) to various qualified institutional buyers and accredited investors.
     The Company received net proceeds from the Offering of approximately $85 million after deducting expenses and after giving effect to the conversion of $5 million of subordinated debt previously provided by an affiliate of the Company’s largest stockholder. The Company used the net proceeds to repay in full its credit facility at the agreed reduced principal amount equal to approximately 65% of the principal amount outstanding under such facility. The balance of the net proceeds from the Offering will be used for general working capital purposes.
     Neither this Form 8-K nor the press release filed herewith shall constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
     The aforementioned press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.
(d) The following are filed as Exhibits to this Current Report on Form 8-K:

99.1	Press Release issued by Grubb & Ellis Company on November 6, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Richard W. Pehlke
Richard W. Pehlke
Chief Financial Officer and Executive Vice President

Dated: November 12, 2009